Exhibit 10.3
EXAGEN INC.
AMENDED AND RESTATED
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

Effective as of April 25, 2022

Exagen Inc., a Delaware corporation (the “Company”), has adopted this Exagen Inc. Amended and Restated Executive Change in Control and Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment. This Plan is in effect for Participants who experience certain terminations of employment occurring after the Effective Date (as defined below) and before the termination of this Plan. This Plan supersedes any and all (i) severance plans and separation policies applying to Participants that may have been in effect before the Effective Date and (ii) the provisions of any offer letters or any agreements between any Participant and the Company that provide for severance payments and benefits.
1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:
1.1    “Actual Incentive Compensation” means the Participant’s cash performance bonus, if any, for the year in which the Date of Termination occurs, based on actual performance during the year in which the Date of Termination occurs.
1.2    “Administrator” shall have the meaning set forth in Section 2 hereof.
1.3    “Base Compensation” means the Participant’s annual base salary rate in effect immediately prior to a Date of Termination, disregarding any reduction which gives rise to Good Reason.
1.4    “Board” means the Board of Directors of the Company.
1.5     “Cash Severance” means an amount that is based on the Participant’s Base Compensation determined in accordance with Exhibit A attached hereto.
1.6    “Cause” means the occurrence of any one or more of the following events that the Board has determined, in good faith, has occurred: (i) the Participant’s failure to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s disability), including the Participant’s failure to follow any lawful directive from the Board or the Participant’s immediate supervisor; (ii) the Participant’s violation of any code or standard of behavior generally applicable to Employees or executives of the Company; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Company or its affiliates; (iv) the Participant’s commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude; (v) the Participant’s failure to devote substantially all of the Participant’s working time to the business of the Company and its affiliates; (vi) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its affiliates or while performing the Participant’s duties and responsibilities for the Company or any of its affiliates; (vii) the Participant’s commission of an act of fraud, willful misconduct or gross negligence with respect to the Company or its affiliates, or the Participant’s material breach of fiduciary duty against the Company or any of its affiliates; (viii) the Participant’s engaging in misconduct in connection with the performance of any of the

Participant’s duties, including by embezzlement or theft from the Company or its affiliates, misappropriating funds from the Company or its affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its affiliates; or (ix) the Participant’s active disloyalty to the Company or its affiliates, including willfully aiding a competitor or improperly disclosing confidential information.
1.7    “Change in Control” shall have the meaning set forth in the Company’s 2019 Incentive Award Plan.
1.8     “CIC Cash Salary Severance” means the portion of a Participant’s CIC Cash Severance that is based on the Participant’s Base Compensation determined in accordance with Exhibit A attached hereto.
1.9    “CIC Cash Severance” means the CIC Cash Salary Severance and, if applicable, the CIC Incentive Compensation Severance, determined in accordance with Exhibit A attached hereto.
1.10    “CIC Incentive Compensation Severance” means the portion of a Participant’s CIC Cash Severance that is based on the Participant’s Actual Incentive Compensation or Target Incentive Compensation, as applicable, as determined in accordance with Exhibit A attached hereto.
1.11    “CIC Protection Period” means the 12 month period beginning on a Change in Control and ending on and including the one-year anniversary of the date of a Change in Control.
1.12    “CIC Severance Benefits” means the severance payments and benefits to which a Participant may become entitled pursuant to Section 4 of the Plan and Exhibit A attached hereto.
1.13    “CIC Termination” means a Qualifying Termination that occurs during the CIC Protection Period.
1.14    “Claimant” shall have the meaning set forth in Section 11.1 hereof.
1.15    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
1.16    “COBRA Period” means the number of months during which the Participant is entitled to COBRA Premium Payments, determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.
1.17    “COBRA Premium Payment” shall have the meaning set forth in Section 3.2 hereof.
1.18    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
1.19    “Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.
1.20    “Date of Termination” means the effective date of the termination of the Participant’s employment.

1.21    “Effective Date” means March , 2022.
1.22    “Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its subsidiaries.
1.23    “Equity Award” means a Company equity award that vests solely based on the passage of time.
1.24    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
1.25    “Excise Tax” shall have the meaning set forth in Section 7.1 hereof.
1.26    “Good Reason” means the occurrence of any one or more of the following events without the Participant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(a)    a change in the Participant’s position with the Company which materially diminishes such Participant’s duties, responsibilities, or authority;
(b)    a material diminution of the Participant’s Base Compensation and/or Target Incentive Compensation; or
(c)    a relocation of the Participant’s principal place of employment by more than twenty (20) miles.
Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.
1.27     “Independent Advisors” shall have the meaning set forth in Section 7.2 hereof.
1.28    “Non-CIC Cash Salary Severance” means the portion of a Participant’s Non-CIC Cash Severance that is based on the Participant’s Base Compensation determined in accordance with Exhibit A attached hereto.
1.29    “Non-CIC Cash Severance” means the Non-CIC Cash Salary Severance and, if applicable, the Non-CIC Incentive Compensation Severance, determined in accordance with Exhibit A attached hereto.
1.30     “Non-CIC Incentive Compensation Severance” means the portion of a Participant’s Non-CIC Cash Severance that is based on the Participant’s Actual Incentive Compensation or Target Incentive Compensation, as applicable, as determined in accordance with Exhibit A attached hereto.

1.31    “Non-CIC Severance Benefits” means the severance payments and benefits to which a Participant may become entitled pursuant to Section 3 of the Plan and Exhibit A attached hereto.
1.32    “Participant” means each Employee who is selected by the Administrator to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with Section 14.2 hereof, other than any Employee who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a subsidiary that provides for cash severance or termination benefits that explicitly supersedes and/or replaces the payments and benefits provided under this Plan. For the avoidance of doubt, retention bonus payments, change in control bonus payments and other similar payments shall not constitute “cash severance” for purposes of this definition.
1.33    “Participation Notice” shall have the meaning set forth in Section 14.2 hereof.
1.34    “Qualifying Non-CIC Termination” means a termination of a Participant’s employment with the Company without Cause that occurs other than during the CIC Protection Period.
1.35    “Qualifying Termination” means a termination of the Participant’s employment with the Company or a subsidiary of the Company, as applicable, by the Company or such subsidiary, as applicable, without Cause, or by the Participant for Good Reason. A Qualifying Termination shall not include a termination due to the Participant’s death or disability.
1.36    “Release” shall have the meaning set forth in Section 5 hereof.
1.37     “Severance Benefits” means the CIC Severance Benefits and the Non-CIC Severance Benefits, as applicable.
1.38    “Target Incentive Compensation” means the Participant’s target cash performance bonus, if any, for the year in which the Date of Termination occurs.
1.39    “Total Payments” shall have the meaning set forth in Section 7.1 hereof.
2.    Administration. Subject to Section 14.4 hereof, the Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate other than to any Participant in the Plan, and the Administrator may delegate (other than to any Participant in the Plan) its duty to provide a Participation Notice to a Participant in the Plan. All decisions, interpretations and other actions of the Administrator (including with respect to whether a CIC Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.
3.    Severance Benefits Not in Connection with a Change in Control. If the Participant experiences a Qualifying Non-CIC Termination, then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 5 hereof, and subject to any additional requirements specified in the Plan, Participant shall be eligible to receive the following payments and benefits (collectively, the “Non-CIC Severance Benefits”):

3.1    Non-CIC Cash Severance Payment. The Company shall pay to the Participant an amount equal to the Non-CIC Cash Severance determined in accordance with Exhibit A attached hereto. Subject to Section 6.2 hereof, the Non-CIC Cash Severance (as set forth on Exhibit A) shall be paid in a lump sum on the 30th day following the Date of Termination.
3.2     COBRA. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the COBRA premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Date of Termination) (the “COBRA Premium Payment”) until the earlier of the end of the month during which the Participant’s COBRA Period, determined in accordance with Exhibit A attached hereto, ends or the date the Participant becomes eligible for healthcare coverage under a subsequent employer’s health plan. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

3.3    The payments and benefits described in this Section 3 shall be in lieu of any other benefits or payments under any severance or similar plan, policy or arrangement of the Company.

4.    Severance Benefits in Connection with a Change in Control. If a Participant experiences a CIC Termination, then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 5 hereof, and subject to any additional requirements specified in the Plan, Participant shall be eligible to receive the following payments and benefits (collectively, the “CIC Severance Benefits”):
4.1    CIC Cash Severance Payment. The Company shall pay to the Participant an amount equal to the CIC Cash Severance determined in accordance with Exhibit A attached hereto. Subject to Section 6.2 hereof, the Cash Severance (as set forth on Exhibit A) shall be paid in a lump sum on the 30th day following the Date of Termination.
4.2    COBRA. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the COBRA Premium Payment until the earlier of the end of the month during which the Participant’s COBRA Period, determined in accordance with Exhibit A attached hereto, ends or the date the Participant becomes eligible for healthcare coverage under a subsequent employer’s health plan. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).
4.3    Equity Award Treatment. Each outstanding Equity Award held by the Participant as of his or her Date of Termination shall become fully vested and, to the extent applicable, exercisable.
5.    Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims substantially in the form attached hereto as Exhibit B (the “Release”) within 21 days (or longer, solely to the extent necessary to comply with applicable law) after the Date of Termination and, if he or she is entitled to a post-signing revocation period under applicable law, does not revoke such Release during such period.
6.    Section 409A.
6.1    General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.
6.2    Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.
6.3    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

6.4    Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
6.5    Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
7.    Limitation on Payments.
7.1    Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the Cash Severance benefits under the Plan shall first be reduced, and any noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
7.2    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation;

and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).
8.    No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.
9.    Successors.
9.1    Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.
9.2    Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.
10.    Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address or email address on file with the Company or to such other address or email address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.
11.    Claims Procedure; Arbitration.
11.1    Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.
11.2    Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit C attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.
12.    Covenants.
12.1    Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the Participant and the Company, as in effect on the Date of Termination, as well as the restrictive covenants set forth on Annex A attached hereto.
12.2    Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.
13.    Limitations; Non-Duplication of Benefits.
13.1    Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s employment with the Company is terminated other than due to a CIC Termination or Qualifying Non-CIC Termination, the Participant shall not be entitled to receive any CIC Severance Benefits or Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.
13.2    Non-Duplication of Benefits. Nothing in this Plan will entitle any Participant to receive duplicate benefits in connection with any voluntary or involuntary termination of employment. A Participant’s right to receive any payments under this Plan will be expressly conditioned upon such Participant not receiving severance payments or benefits under any other agreement, program or arrangement.
14.    Miscellaneous.
14.1    Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof. By participating in the Plan and accepting the Severance Benefits or CIC Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant (including with respect to any severance arrangement contained in an effective offer letter, employment agreement or employment letter agreement by and between the Participant and the Company (and/or any subsidiary)).
14.2    Participation Notices. The Administrator shall have the authority, in its sole discretion, to select Employees to participate in the Plan and to provide written notice to any such Employee that he or she is a Participant in, and eligible to receive Severance Benefits or CIC Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to his or her termination of employment.

14.3    No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.
14.4    Termination and Amendment of Plan. The Plan may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion. From and after the consummation of a Change in Control, the Plan which relates to the CIC Severance Benefits may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination.
14.5    Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.
14.6    Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits or CIC Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.
14.7    Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits and CIC Severance Benefits payable under the Plan.
14.8    Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
14.9    Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.
14.10    Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.
14.11    Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.
14.12    Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.
14.13    Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.
* * * * *

Annex A
RESTRICTIVE COVENANTS
(a)    The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Participant in connection with the Participant’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Annex or Plan). After termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Participant receives actual notice that the Participant is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Participant shall promptly so notify the Company.
(b)    While employed by the Company, the Participant shall not be engaged in any other business activity that would be competitive with the business of the Company and its subsidiaries or affiliates. In addition, while employed by the Company and, for a period of 12 months after the Date of Termination, the Participant shall not directly or indirectly solicit, induce, or encourage any employee or consultant of the Company and/or its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to the Company and/or its subsidiaries and affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity except, in each case, to the extent the foregoing occurs as a result of general advertisements or other solicitations not specifically targeted to such employees and consultants. During the Participant’s employment with the Company and thereafter, the Participant shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
(c)    Subject to Section (d) of this Annex, during the Participant’s service with the Company and thereafter, excepting any litigation between the parties, the Participant agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its subsidiaries or affiliates, or that are otherwise disparaging of any policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards of the Company, its affiliates or any of their past or present officers, directors, employees, advisors or agents.
(d)    Notwithstanding anything in this Annex or the Plan to the contrary, nothing contained in this Annex or the Plan shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the
Annex A-1

Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Annex or the Plan is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Participant is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Participant shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.
Annex A-2

Exhibit A
Calculation of Non Change in Control Severance Amounts

Tier	Non-CIC Cash Severance	Non-CIC Incentive Compensation Severance	COBRA Period
1	Amount equal to 75% of Base Compensation	Pro-rated Actual Incentive Compensation (pro-rated based on the number of days worked during the year in which the Date of Termination occurs, divided by the total number of days in such year)*	9 months
2	Amount equal to 50% of Base Compensation		6 months

Calculation of Change in Control Severance Amounts

Tier	CIC Cash Salary Severance	CIC Incentive Compensation Severance	COBRA Period
1	125% Base Compensation plus Target Incentive Compensation	Pro-rated Actual Incentive Compensation (pro-rated based on the number of days worked during the year in which the Date of Termination occurs, divided by the total number of days in such year)*	15 months
2	100% Base Compensation plus Target Incentive Compensation		12 months

* Payable on the date on which annual bonuses are generally paid (but no later than March 15 of the year following year in which the Date of Termination occurs).

Exh. A-1

EXHIBIT B
FORM OF RELEASE
1.    Release. For valuable consideration, including the payments or benefits under Section 3 or 4 of the Exagen Inc. Amended and Restated Executive Change in Control and Severance Plan (the “Severance Plan”), as applicable, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Exagen Inc., a Delaware corporation (the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act.
2.    Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 3 or 4 of the Severance Plan, as applicable, with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and the Company, (iii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iv) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (v) to any Claims which cannot be waived by an employee under applicable law or (vi) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3.    Unknown Claims.
THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS
Exh. B-1

UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
4.    Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
5.    Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
6.    No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
7.    No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
8.    OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:
(i)    the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
Exh. B-2

(ii)    the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;
(iii)    the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
(iv)    the Company advises the undersigned to consult with an attorney prior to executing this Release;
(v)    the undersigned has been given at least [21] days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and
(vi)    the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [5:00 p.m. Pacific time] on the seventh day after this Release is executed by the undersigned.
9.    Governing Law. This Release is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of California, to the extent not preempted by federal law.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

[______]

Exh. B-3

EXHIBIT C
Detailed Claims Procedures
Section 1.1.    Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Participant, beneficiary, alternate payee or other person who makes a claim for benefits under the Plan (each, a “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan he or she has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to [____].
(a)    Regular Claims Procedure. The claims procedure in this subsection (a) shall apply to all claims for Plan benefits.
(1)    Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed 90 days after the Administrator receives the claim, unless the Administrator determines that an extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90 day review period. The extension will not exceed a period of 90 days from the end of the initial 90 day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.
(2)    Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner to be understood by the Claimant:
(i)    the specific reason or reasons for the adverse benefit determination;
(ii)    reference to the specific Plan provisions on which the determination is based;
(iii)    a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and
(iv)    an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.
(3)    Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within 60 days of receiving notice of the denial of the claim. The Claimant:
Exh. C-1

(i)    may submit written comments, documents, records and other information relating to the claim for benefits;
(ii)    will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and
(iii)    will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.
(4)    Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second regularly scheduled meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third regularly scheduled meeting of the Administrator following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five days after it has been made.
(5)    Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:
(i)    the specific reason or reasons for the adverse benefit determination;
(ii)    reference to the specific Plan provisions on which the adverse benefit determination is based;
(iii)    a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
(iv)    a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and
(v)    a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
Exh. C-2

(b)    Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one year after the Administrator’s final decision regarding the claim appeal or (b) one year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding. The jurisdiction and venue for any judicial proceedings arising under or relating to the Plan will be exclusively in the courts in California, including the federal courts located there should federal jurisdiction exist. This paragraph (c) shall not be construed to prohibit the enforcement of any arbitration agreements.
(c)    Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.
Exh. C-3